Exhibit 99.2

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
November 19, 2007

D.R. HORTON, INC., NAMES BOB G. SCOTT AS NEW INDEPENDENT DIRECTOR

FORT WORTH, TEXAS - D.R. Horton, Inc., (NYSE:DHI), America’s Builder, Monday (November 19, 2007) reported that Bob G. Scott has joined its Board of Directors as an independent director effective November 16, 2007. Mr. Scott has also been appointed as a member of the Audit, Compensation and Nominating and Governance Committees.

Mr. Scott is currently retired from his most recent position as Chief Financial Officer and Chief Operating Officer of Summit Bancshares, Inc. of Fort Worth Texas, a position he held from 1994 to 2006. Mr. Scott was also the controller and treasurer of an NYSE listed company for approximately 20 years, an auditor for an international public accounting firm for approximately three years and an officer in the United States Air Force, resigning his commission with a rank of Captain to join the private sector. He received his B.B.A. in accounting from Texas Tech University in 1960.

Donald R. Horton, Chairman of the Board, said, “We are pleased to welcome Bob to our Board of Directors. The Company will benefit from his strong financial background and his experience as an officer with a public company. Bob strengthens the composition of our board which now includes five independent directors and three members of management.”

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 83 markets in 27 states in the Northeast, Midwest, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

WEBSITE ADDRESS: www.drhorton.com